                                                                  EXHIBIT (a)(7)

     This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of common stock of Splash Technology Holdings, Inc. ("Splash"). An offer is being made solely by the Offer to Purchase, dated September 14, 2000 and the related Letter of Transmittal, and is being made to all Splash stockholders. Vancouver Acquisition Corp., a wholly owned subsidiary ("Purchaser") of Electronics For Imaging, Inc. ("EFI"), is not aware of any jurisdiction where the making of the offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the offer or the acceptance of shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such state. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash

                     All Outstanding Shares of Common Stock
                (Including the Associated Stock Purchase Rights)
                                       of
                        Splash Technology Holdings, Inc.
                                       at
                              $10.00 Net Per Share
                                       by
                          Vancouver Acquisition Corp.,
                           a wholly owned subsidiary
                                       of
                         Electronics For Imaging, Inc.

     Purchaser is offering to purchase all the issued and outstanding shares and the associated rights issued pursuant to the Rights Agreement, dated as of January 27, 1999, between Splash and BankBoston, N.A., as rights agent, for $10.00 per share (and the associated stock purchase right), net to the seller in cash, less any required withholding taxes, and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 14, 2000, and in the related Letter of Transmittal.

--------------------------------------------------------------------------------

 The Offer and Withdrawal Rights Will Expire at 5:00 p.m., New York City Time, on Friday, October 13, 2000, Unless the Offer is Extended

--------------------------------------------------------------------------------

     Purchaser is not obligated to purchase any tendered shares, unless, after the purchase of tendered shares, Purchaser would own at least a majority of the outstanding shares on a fully diluted basis. The offer is conditioned upon, among other things, any applicable waiting period under the U.S. antitrust laws having expired or been terminated prior to the expiration of the offer. The offer is not conditioned upon receipt of any financing.

     The offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 30, 2000, by and among EFI, Purchaser and Splash. The merger agreement provides, among other things, that as promptly as practicable after the purchase of the shares pursuant to the offer and the satisfaction or, if permissible, waiver of the other conditions set forth in the merger agreement and in accordance with the relevant provisions of Delaware law, Purchaser will be merged with and into Splash, and Splash will continue as the surviving corporation and will be a wholly owned subsidiary of EFI. At the effective time of the merger and without any action on the part of the holder thereof, each share issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Splash as treasury stock or shares held by EFI, Purchaser or any subsidiary of EFI or of Splash, and other than shares held by stockholders who have demanded appraisal and have neither withdrawn nor lost the right to such appraisal under Delaware law, if any) will be converted into the right to receive $10.00 (or any higher price that may be paid per share in the offer) net in cash, less any required withholding taxes, without interest, upon surrender of the certificate representing such share. Persons, who hold shares as capital assets and whose shares are purchased in the offer, will generally recognize gain or loss for federal income tax purposes equal to the difference between such holders' adjusted tax basis in the shares tendered and the amount of they receive in the offer.

     SPLASH'S BOARD OF DIRECTORS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY IT, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF, SPLASH AND THE HOLDERS OF THE SHARES, APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY IT, AND RECOMMENDS THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     For purposes of the offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to Wilmington Trust Company (the "Depositary") of Purchaser's acceptance for payment of such shares pursuant to the offer. Upon the terms and subject to the conditions of the offer, payment for shares accepted for payment pursuant to the offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose shares have been accepted for payment. Under no circumstances will interest on the purchase price for shares be paid, regardless of any delay in making such payment. In all cases, payment for shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the Depositary of (1) the certificates evidencing such shares or timely confirmation of a book-entry transfer of such shares into the Depositary's account at The Depositary Trust Company ("DTC") transfer facility pursuant to the procedure set forth in
Section 3 of the Offer to Purchase, (2) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in Section 2 of the Offer to Purchase) and (3) any other documents required under the Letter of Transmittal.

     Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the merger agreement), at any time and from time to time, to extend for any reason the period of time during which the offer is open, including the occurrence of any condition specified in Section 14 of the Offer to Purchase, by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the offer. During any such extension, all shares previously tendered and not withdrawn will remain subject to the offer and subject to the right of a tendering stockholder to withdraw such stockholder's shares.

     Shares may be withdrawn at any time prior to 5:00 p.m., New York City time, on Friday, October 13, 2000 (or the latest time and date at which the offer, if extended by Purchaser, will expire). For the withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of such shares, if different from that of the person who tendered such Shares. If certificates representing shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible institution (as described in Section 3 of the Offer to Purchase), unless such shares have been tendered for the account of an eligible institution. If shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding.

     Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), permits Purchaser, subject to certain conditions, to provide a subsequent offering period following the expiration of the offer on the then applicable expiration date. A subsequent offering period is an additional period of time from three business days to 20 business days in length, beginning after Purchaser purchases shares tendered in the offer, during which stockholders may tender, but not withdraw, the shares and receive the offer consideration. Under the terms of the merger agreement, Purchaser may (but is not obligated to) provide for a subsequent offering period. During a subsequent offering period, Purchaser will promptly purchase and pay for all shares tendered at the same price paid in offer. If Purchaser elects to provide a subsequent offering period, Purchaser will notify stockholders consistent with the requirements of the Securities and Exchange Commission.

     The information required to be disclosed by Rule 14d-6(d)(1) of the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

     Splash has provided Purchaser with Splash's stockholder list and security position listings, including the most recent list of names, addresses and security positions of non-objecting beneficial owners in the possession of Splash, for the purpose of disseminating the offer to holders of shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares whose names appear on Splash's stockholder lists and will be furnished, for subsequent transmittal to beneficial owners of shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and requests for assistance or for additional copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent and the Depositary) for soliciting tenders of shares pursuant to the offer.

                        The Depositary of the offer is:

                      [LOGO OF WILMINGTON TRUST COMPANY]

     By Hand/Overnight Courier:            By Facsimile Transmission:                 By Mail:
                                                (302) 651-1079
      Wilmington Trust Company                                                Corporate Trust Operations
1105 North Market Street, First Floor         Confirm by Telephone:            Wilmington Trust Company
    Wilmington, Delaware  19801                 (302) 651-8869                      P.O. Box 8861
  Attn:  Corporate Trust Operations                                        Wilmington, Delaware  19899-8861

                    The Information Agent for the offer is:

                      [LOGO OF MACKENZIE PARTNERS, INC.]

                               156 Fifth  Avenue
                           New York, New York 10010
                          call collect (212) 929-5500
                                      or
                           toll-free (800) 322-2885


September 14, 2000

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